UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 28, 2008

THERAGENICS CORPORATION®
(Exact name of registrant as specified in charter)

Delaware	000-15443	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way
Buford, Georgia 30518
(Address of principal executive offices / Zip Code)

(770) 271-0233
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 2.01.	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On July 28, 2008, Theragenics Corporation, a Delaware corporation (“Theragenics” or “Company”), completed its acquisition of one hundred percent (100%) of the issued and outstanding capital stock of NeedleTech Products, Inc. (“NeedleTech”) for a purchase price of $47.8 million, payable in cash (the “Acquisition”).  The purchase price is subject to adjustment based on changes in working capital of NeedleTech between February 29, 2008 and July 28, 2008.  Any such working capital adjustment is expected to be determined within 90 days of the Acquisition.  This purchase price does not include transaction costs.  Approximately $4 million in cash of the purchase price was placed in escrow as security for any indemnification claims that may be brought by Theragenics against the individual former shareholders of NeedleTech.  Theragenics financed $24.5 million of the purchase price with borrowings on its existing $40.0 million credit facility and paid the remainder from current cash and investment balances. As a result of the completion of the Acquisition, Needletech is a wholly-owned subsidiary of Theragenics.

NeedleTech, located in Attleboro, Massachusetts, is a manufacturer, distributor and supplier of specialty needles and related devices utilized in the cardiology, orthopedic, pain management, endoscopy, spine, urology, and veterinary markets, among others.

A copy of the Stock Purchase Agreement was filed as Exhibit 2.1 in the Company’s Form 8-K filed on July 21, 2008.

Agreements Entered into in Connection with the NeedleTech Acquisition

Employment Agreements

In connection with the Acquisition, NeedleTech entered into employment agreements with Ronald Routhier and Russell Small (the “Employment Agreements”).  Mr. Routhier and Mr. Small (collectively, the “Executives”) will be deemed to be executive officers of Theragenics as of July 28, 2008 by virtue of their roles as President and Vice-President, respectively, of NeedleTech.  The execution of the Employment Agreements was a condition to the closing of the Acquisition.

Each Employment Agreement contains a three year term with automatic extensions for successive additional one-year terms unless either party gives prior notice of termination ninety (90) days before the anniversary of the execution date.  Each Executive’s base salary is set at $205,000 per year, and each became eligible to participate in the Company’s short-term and long-term incentive compensation programs.  The Employment Agreements also contain customary non-competition, non-solicitation and confidentiality provisions.  If the Executive’s employment is terminated by NeedleTech without Cause or by the Executive for Good Reason as such terms are defined in the Employment Agreements, he will be entitled to salary continuation for two (2) years, subject to adjustment in certain events.

ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The Company financed a portion of the purchase price of the Acquisition described in Item 2.01 above with $24.5 million of borrowings under its revolving credit facility (the “Credit Facility”).  The Credit Facility expires October 31, 2009 and provides for revolving borrowings of up to $40.0 million including a $5.0 million sub-limit for letters of credit. Interest on outstanding borrowings is payable at the rate of interest periodically designated by the financial institution as its base rate, or, at the option of the Company, interest may accrue at a LIBOR based rate plus 1%. Interest on base rate loans is payable monthly, while interest on LIBOR loans is payable on the last day of the applicable one, two or three month interest period.  Immediately subsequent to the Acquisition, outstanding borrowings under the Credit Facility totaled $32.0 million.

The Credit Agreement is unsecured, but provides for a lien to be established on substantially all of the assets of the Company if certain events of default occur under the Credit Agreement. The Credit Agreement contains representations and warranties, as well as affirmative, reporting and negative covenants, customary for financings of this type. Among other things, certain provisions of the Credit Agreement limit the incurrence of additional debt and require the maintenance of certain financial ratios.

ITEM 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

    As permitted by Item 9.01(a)(4) of Form 8-K, the Company will, if required, file the financial statements required by Item 9.01(a)(1) of Form 8-K pursuant to an amendment to this Current Report not later than seventy-one (71) calendar days after the date this Current Report must be filed.

(b)	Pro forma financial information.

As permitted by Item 9.01(b)(2) of Form 8-K, the Registrant will, if required, file the pro forma financial information required by Item 9.01(b)(1) of Form 8-K pursuant to an amendment to this Current Report not later than seventy-one (71) calendar days after the date this Current Report must be filed.

(d)	Exhibits

Exhibit No.	Document

10.1	Employment Agreement between NeedleTech Products, Inc. and Ronald Routhier, dated as of July 28, 2008.

10.2	Employment Agreement between NeedleTech Products, Inc. and Russell Small, dated as of July 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THERAGENICS CORPORATION
(Registrant)

Dated: July 31, 2008	By:	/s/ M. Christine Jacobs
M. Christine Jacobs
Chief Executive Officer

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